UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                                   FORM 4

                STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

   ( ) Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instructions 1(b).

   1.   Name and Address of Reporting Person:

        Richard A. Lumpkin
        121 South 17th Street
        Mattoon, Illinois 61938
        U.S.A.

   2.   Issuer Name and Ticker or Trading Symbol:

        McLeodUSA Incorporated
        MCLD

   3.   IRS or Social Security Number of Reporting Person (Voluntary):


   4.   Statement for Month/Year:

        May 2001

   5.   If Amendment, Date of Original (Month/Year):



   6. Relationship of Reporting Person(s) to Issuer (Check all applicable):
        (x) Director ( ) 10% Owner (x) Officer (give title below) (x) Other (specify below)

        Vice Chairman
        Member of 13(d) group owning more than 10%

   7.   Individual or Joint/Group Filing (Check Applicable Line):

        ( ) Form filed by One Reporting Person
        (x) Form filed by More than One Reporting Person







                                           Table I -- Non-Derivative Securities Acquired,
                                                Disposed of, or Beneficially Owned

                                                                          5. Amount of
                                                                           Securities   6. Owner-
                                                                          Beneficially  ship Form:
                                     3. Trans-                            Owned at End  Direct (D)
       1. Title of  2. Transaction     action     4. Securities Acquired    of Month     or Indi-    7. Nature of Indirect
        Security     Date (Month/       Code      (A) or Disposed of (D)    Instr. 3     rect (I)    Beneficial Ownership
       (Instr. 3)     Day/Year)      (Instr. 8)     (Instr. 3, 4 and 5)      and 4)     (Instr. 4)        (Instr. 4)
       -----------  --------------  -----------   ----------------------  ------------  ----------  ---------------------
                                    Code      V   Amount (A)or(D)  Price
                                    ----      -   ------ --------  -----
     Class A                                                                 271,440         D
     Common Stock
                                                                           2,284,303         I     By Richard Anthony
                                                                                                   Lumpkin 1990 Personal
                                                                                                   Income Trust for the
                                                                                                   Benefit of Elizabeth L.
                                                                                                   Celio dated April 20,
                                                                                                   1990

                                                                           2,284,303         I     By Richard Anthony
                                                                                                   Lumpkin 1990 Personal
                                                                                                   Income Trust for the
                                                                                                   Benefit of Benjamin
                                                                                                   Iverson Lumpkin dated
                                                                                                   April 20, 1990

                                                                           1,852,890         I     By Trust named for
                                                                                                   Elizabeth L. Celio
                                                                                                   created under the Mary
                                                                                                   Green Gallo Trust
                                                                                                   Agreement dated December
                                                                                                   29, 1989

                                                                           1,852,890         I     By Trust named for
                                                                                                   Benjamin I. Lumpkin
                                                                                                   created under the Mary
                                                                                                   Green Gallo Trust
                                                                                                   Agreement dated December
                                                                                                   29, 1989

                                                                             327,828         I     By Richard Adamson
                                                                                                   Lumpkin Grandchildren's
                                                                                                   Trust dated September 5,
                                                                                                   1980 for the benefit of
                                                                                                   Elizabeth L. Celio







                                                                          5. Amount of
                                                                           Securities   6. Owner-
                                                                          Beneficially  ship Form:
                                     3. Trans-                            Owned at End  Direct (D)
       1. Title of  2. Transaction     action     4. Securities Acquired    of Month     or Indi-    7. Nature of Indirect
        Security     Date (Month/       Code      (A) or Disposed of (D)    Instr. 3     rect (I)    Beneficial Ownership
       (Instr. 3)     Day/Year)      (Instr. 8)     (Instr. 3, 4 and 5)      and 4)     (Instr. 4)        (Instr. 4)
       -----------  --------------  -----------   ----------------------  ------------  ----------  ---------------------
                                    Code      V   Amount (A)or(D)  Price
                                    ----      -   ------ --------  -----
                                                                             327,828         I     By Richard Adamson
                                                                                                   Lumpkin Grandchildren's
                                                                                                   Trust dated September 5,
                                                                                                   1980 for the benefit of
                                                                                                   Benjamin I. Lumpkin

                                                                              13,930         I     By Gail G. Lumpkin 1998
                                                                                                   QTIP Trust, dated
                                                                                                   September 15, 1998

                                                                              10,932         I     By Richard Anthony
                                                                                                   Lumpkin Trust under the
                                                                                                   Trust Agreement dated
                                                                                                   February 6, 1970

                                                                           1,852,832         I     By Richard Anthony
                                                                                                   Lumpkin Trust under the
                                                                                                   Trust Agreement dated
                                                                                                   May 13, 1978

                                                                              28,797         D(1)







                                           Table II -- Derivative Securities Acquired,
                                                Disposed of, or Beneficially Owned
                                  (e.g., puts, calls, warrants, options, convertible securities)

                                                                                                            10.
                                                                                                          Owner-
                                                                                                   9.      ship
                                                5.                                               Number    Form
                 2.                           Number                                            of Deri-    of
               Conver-                      of Deriva-                        7.                 vative   Deriva-
         1.    sion or                         tive           6.             Title         8.    Securi-   tive
       Title    Exer-                         Secur-         Date             and        Price    ties    Secur-
         of     cise                          ities         Exer-          Amount of       of     Bene-    ity:
      Deriva-   Price     3.                Acquired       cisable          Under-      Deriva- ficially  Direct     11.
        tive     of     Trans-       4.      (A) or       and Expi-          lying        tive  Owned at  (D) or  Nature of
       Secur-  Deriva-  action     Trans-   Disposed        ration          Secur-       Secur-  End of    Indi-   Indirect
        ity     tive     Date      action    of (D)          Date            ities        ity     Month  rect (I) Beneficial
      (Instr.  Secur-   (Month/     Code    (Insr. 3,      (Month/         (Instr. 3    (Instr.  (Instr.  (Instr. Ownership
         3)     ity    Day/Year) (Instr. 8)  4 and 5)     Day/Year)         and 4)         5)      4)       4)    (Instr. 4)
      -------  ------  --------- ---------- ----------  -------------  ---------------- ------- -------- -------- ----------
                                 Code   V   (A)    (D)  Date  Expir-   Title  Amount or
                                 ----   -   ---    ---  Exer- ation    -----  Number of
                                                        cis-  Date            Shares
                                                        able  ------          ---------
                                                        -----
     Employee   $5.875                                   (1)  09/25/07 Class A  111,048         111,048      D
     Stock                                                             Common
     Option                                                            Stock
     (right
     to buy)

     Employee    $5.75                                   (2)  12/22/07 Class A    7,500           7,500      D
     Stock                                                             Common
     Option                                                            Stock
     (right
     to buy)

     Employee   $4.958                                   (3)  12/31/08 Class A  120,012         120,012      D
     Stock                                                             Common
     Option                                                            Stock
     (right
     to buy)

     Employee  $17.521                                   (4)  01/07/10 Class A   75,000          75,000      D
     Stock                                                             Common
     Option                                                            Stock
     (right
     to buy)







                                                                                                            10.
                                                                                                          Owner-
                                                                                                   9.      ship
                                                5.                                               Number    Form
                 2.                           Number                                            of Deri-    of
               Conver-                      of Deriva-                        7.                 vative   Deriva-
         1.    sion or                         tive           6.             Title         8.    Securi-   tive
       Title    Exer-                         Secur-         Date             and        Price    ties    Secur-
         of     cise                          ities         Exer-          Amount of       of     Bene-    ity:
      Deriva-   Price     3.                Acquired       cisable          Under-      Deriva- ficially  Direct     11.
        tive     of     Trans-       4.      (A) or       and Expi-          lying        tive  Owned at  (D) or  Nature of
       Secur-  Deriva-  action     Trans-   Disposed        ration          Secur-       Secur-  End of    Indi-   Indirect
        ity     tive     Date      action    of (D)          Date            ities        ity     Month  rect (I) Beneficial
      (Instr.  Secur-   (Month/     Code    (Insr. 3,      (Month/         (Instr. 3    (Instr.  (Instr.  (Instr. Ownership
         3)     ity    Day/Year) (Instr. 8)  4 and 5)     Day/Year)         and 4)         5)      4)       4)    (Instr. 4)
      -------  ------  --------- ---------- ----------  -------------  ---------------- ------- -------- -------- ----------
                                 Code   V   (A)    (D)  Date  Expir-   Title  Amount or
                                 ----   -   ---    ---  Exer- ation    -----  Number of
                                                        cis-  Date            Shares
                                                        able  ------          ---------
                                                        -----
     Employee    $6.03 05/07/01   A        22,500        (5)  05/07/11 Class A   22,500          22,500      D
     Stock                                                             Common
     Option                                                            Stock
     (right
     to buy)

     Employee   $4.083                                   (6)  09/24/07 Class A   94,500          94,500      D
     Stock                                                             Common
     Option                                                            Stock
     (right
     to buy)

     Employee   $4.042                                   (7)  12/22/07 Class A   15,000          15,000      D
     Stock                                                             Common
     Option                                                            Stock
     (right
     to buy)

     Employee   $4.958                                   (8)  12/31/08 Class A   22,500          22,500      D
     Stock                                                             Common
     Option                                                            Stock
     (right
     to buy)

     Employee  $20.458                                   (9)  04/21/10 Class A   15,000          15,000      D
     Stock                                                             Common
     Option                                                            Stock
     (right
     to buy)







   Explanation of Responses:

        Explanation of footnotes to Table I: For purposes of Section 13(d) of the Securities Exchange Act, Richard A. Lumpkin is a member of a group that together owns more than 10% of the Issuer's Class A Common Stock. Except as indicated in the following note, the securities shown in Table I are beneficially owned for purposes of Rule 16a-1(a)(2) by Richard A. Lumpkin.

        (1) Beneficially owned for purposes of Rule 16a-1(a)(2) by Steven L. Grissom. These shares are not subject to Mr. Grissom's agreement with the other members of the 13(d) group referred to in Item 6 of the cover page of this Form 4.

   Explanation of footnotes to Table II:

        The following derivative securities shown in Table II are beneficially owned for purposes of Rule 16a-1(a)(2) by Richard A. Lumpkin.


        (1) The employee stock option dated 12/3/97 vests in four equal annual installments which began on September 25, 1998.

        (2) The employee stock option dated 12/22/97 vests in four equal annual installments which began on December 22, 1998.

        (3) The employee stock option dated 12/31/98 vests in four equal annual installments beginning on December 31, 1999.

        (4) The employee stock option dated 1/7/2000 vests in full on January 7, 2003.

        (5) The employee stock option dated 5/7/2001 vests in three installments as follows: 25% on July 1, 2001, 25% on October 1, 2001, and 50% on January 1, 2002.

        The following derivative securities shown in Table II are beneficially owned for purposes of Rule 16a-1(a)(2) by Steven L. Grissom.

        (6) The employee stock option dated 9/24/97 vests in four equal annual installments which began on September 24, 1998.

        (7) The employee stock option dated 12/22/97 vests in four equal annual installments which began on October 12, 1999.

        (8) The employee stock option dated 12/31/98 vests in four equal annual installments beginning on December 31, 1999.

        (9) The employee stock option dated 4/21/2000 vests in four equal installments beginning on April 21, 2001.







   SIGNATURE OF REPORTING PERSON:

   Richard A. Lumpkin
   By:  Steven L. Grissom
        Attorney in Fact

   DATE: June 8, 2001

                          JOINT FILER INFORMATION:

   Name: Steven L. Grissom

   Address: 121 South 17th Street, Mattoon, Illinois 61938

   Designated Filer: Richard A. Lumpkin

   Issuer & Ticker Symbol: McLeodUSA Incorporated, MCLD

   Statement for Month/Year: May, 2001


   Signature: Steven L. Grissom
              Individually and as trustee of the
              Personal Income Trusts